Exhibit 10.2

CONSULTING CONTRACT

THIS CONSULTING CONTRACT (“Contract”) is made and entered into as of this 4th day of April, 2007, by and between EMERSON ELECTRIC CO., a Missouri corporation (“Emerson”), and W. Wayne Withers (“Consultant”). For purposes of this Contract, the term “Emerson Entities” means, collectively, Emerson and its business and operating units and its direct and indirect subsidiaries and affiliates, as the same may exist now or in the future, including those corporations or other legal entities in which Emerson has a direct or indirect ownership or investment interest of 20% or more.

W I T N E S S E T H;

WHEREAS, Consultant was previously employed by Emerson, and

WHEREAS, Consultant will retire from employment with Emerson at the end of the day, November 30, 2007, and

WHEREAS, Emerson desires to retain the services of Consultant, and Consultant desires to render such services, all upon the terms set forth herein.

NOW THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, Emerson and Consultant agree to the following:

1.           Consulting Term. Consultant is hereby retained by Emerson as Consultant and independent contractor to provide consulting services for a period of two (2) years commencing December 1, 2007 and ending November 30, 2009, unless this Contract is (a) sooner terminated by Emerson in accordance with Section 5 hereof or (b) extended for one or more term(s) by mutual agreement. For purposes of this Contract, “Term” shall mean the period during which Consultant is required to provide consulting services to Emerson or the other Emerson Entities.

2.           Consulting Services. Consultant agrees that, during the Term, he will faithfully render consulting and legal advisory services as directed by the Senior Vice President, Secretary and General Counsel of Emerson or any other work assignments related to the conduct of the business of any Emerson Entities as may from time to time be requested of Consultant by officers of Emerson. Consultant hereby agrees that he will make himself available to provide such consulting and legal advisory services to the Emerson Entities in accordance with the following schedule:

(a)          From December 1, 2007 to May 31, 2008, Consultant will make himself available to provide consulting and legal advisory services to the Emerson Entities on a full-time basis.

(b)         From June 1, 2008 to November 30, 2009, Consultant will make himself available to provide consulting and legal advisory services to the Emerson Entities on a part-time basis (equivalent to fifty percent (50%) of full-time basis).

(c)          If the Term of this Contract is extended, Emerson and Consultant shall determine the scope of the consulting and legal advisory services to be provided by mutual agreement.

3.           Consulting Fees. In consideration for the consulting services and subject to the due performance thereof, Emerson will pay or cause to be paid to Consultant during the Term compensation as follows:

(a)         Two Hundred Sixty Thousand Dollars ($260,000) from December 1, 2007 to May 31, 2008, to be paid to Consultant at the rate of Forty Three Thousand Three Hundred Thirty Three Dollars ($43,333) per month on the 15th day of each month.

(b)         Three Hundred Ninety Thousand Dollars ($390,000) from June 1, 2008 to November 30, 2009, to be paid to Consultant at the rate of Twenty One Thousand Six Hundred Sixty Six Dollars ($21,666) per month on the 15th day of each month.

4.           Expenses. Consultant shall be reimbursed for all necessary and ordinary expenses incurred by Consultant which are directly associated with the services rendered hereunder and which are not otherwise reimbursed to him, including by way of example but not limitation reasonable travel, lodging, meals, and business entertainment. In addition, Emerson agrees to make secretarial services available to Consultant as reasonably required by Consultant solely in connection with the consulting services provided by Consultant under this Contract. Furthermore, during the Term, Emerson will continue to pay, or reimburse Consultant for, Consultant’s leased car and related expenses, financial planning expenses and for the expenses of a club membership and a dinner club; provided, however, that such payments or reimbursements will be deferred for six months to the extent required under

Section 409A of the Internal Revenue Code, as amended.

5.           Termination. Emerson may, by notice in writing, terminate this Contract effective immediately upon written notice if Consultant:

a)	commits any breach of the terms or conditions hereof or of any other agreements or obligations that Consultant has with Emerson or any of the Emerson Entities;
b)	fails to perform his duties and obligations as specified herein;
c)	commits acts constituting willful fraud or dishonesty; or
d)

commits fraud or dishonesty against any of the Emerson Entities or willful conduct involving a third party which may, in Emerson’s sole discretion, impair the reputation of, or harm, any of the Emerson Entities, or any directors, officers, employees or agents of any of the foregoing.

6.           Assignment. In the event that Emerson, or any corporation or other entity resulting from any merger or consolidation referred to in this paragraph, merges or consolidates into or with any other entity or entities, or in the event that substantially all of the assets of Emerson are sold or otherwise transferred to another entity, the provisions of this Contract shall be binding upon and inure to the benefit of the entity resulting from such merger or consolidation or to which such assets are sold or transferred. This Contract shall not be assignable by Emerson or by any entity resulting from any such merger or consolidation or to which such assets are sold or transferred, except (i) to the continuing entity in, or the entity resulting from and as an incident of, any such merger or consolidation, or (ii) to the entity to which such assets are sold or transferred, and as an incident of such sale or transfer. Because this is a contract for personal services, neither this Contract nor any rights hereunder shall be assignable by Consultant.

7.           Non-Competition Agreement. Consultant agrees that, for the longer of (i) a period consisting of the Term and for a period of two (2) years after the termination of the Term or (ii) two (2) years from and after November 30, 2007, Consultant will not, directly or indirectly, engage in competition with Emerson or any of the other Emerson Entities. For the purposes of this paragraph, the term “competition” shall mean (i) entering the employ of, providing consulting services to, or otherwise assisting or having any interest (financial or otherwise) in, any person, firm, corporation, or other entity engaged in business activities competitive with the business of Emerson or any of the other Emerson Entities, (ii) any investment in, or provision of services to (in any capacity), any equity fund, hedge fund or other investment vehicle (however structured) that, either directly or indirectly (through portfolio company investments or otherwise), competes directly or indirectly with Emerson or any of the other Emerson Entities (provided, however, that such investments shall not be covered if the fund or investment vehicle is open to the public and/or Consultant’s interests therein are five percent (5%) or less) and/or (iii) soliciting, hiring, employing, or assisting anyone in soliciting, hiring or employing, any person employed by any of the Emerson Entities. Nothing herein shall restrict Consultant from owning five percent (5%) or less of the securities of any competitor of the Emerson Entities listed on any national securities exchange or traded over-the-counter as long as Consultant has no other connection or relationship with the issuer of such securities. Consultant hereby acknowledges and agrees that the Confidential Information (as defined below) of Emerson and the other Emerson Entities has a significant economic and competitive value of at least two (2) years from November 30, 2007 and/or two (2) years after any such Confidential Information is provided to Consultant in connection with this Contract. The provisions of this Section 7 shall be in addition to and not in lieu of any other non-competition, non-solicitation, no-hire and any other like provisions or similar obligations of Consultant.

8.           Confidential Information. Consultant will not for the Term of this Contract or at any time thereafter directly or indirectly use for himself or use for or disclose to any third party any Confidential Information of the Emerson Entities without Emerson’s prior written consent. This provision shall be in addition to and not in lieu of any other like provisions or similar obligations of Consultant. As used herein, “Confidential Information” means all technical and business information relating to any of the Emerson Entities that is of a confidential, trade secret, and/or proprietary character, including without limitation that relating to:

(a)	the business or products of any of the Emerson Entities;
(b)	the costs, uses, or applications of, or the customers or suppliers (and information concerning transactions and prospective transactions therewith) for, products made, assembled, produced, or sold by any of the Emerson Entities;

(c)

any apparatus, method, system, or manufacturing or other process at any time used, developed, or investigated by or for any of the Emerson Entities, whether or not invented, developed, acquired, discovered, or investigated by Consultant;

(d)

financial information relating to any of the Emerson Entities, including past and projected future financial information and information relating to the profitability and profit margins of any of the Emerson Entities or their products or product lines; and

(e)

information relating to any of the Emerson Entities concerning business plans or strategies, operational methods, employees, research and development activities, product development techniques or plans and business acquisition plans or programs.

Upon expiration or termination of this Contract, or at any other time upon the request of Emerson, Consultant shall promptly deliver to Emerson all Confidential Information in any form, whether written or otherwise, including without limitation all memoranda, notes, records, plats, sketches, plans, data, reports, or other documents or electronic media made or compiled by, delivered to, or otherwise acquired by Consultant concerning costs, uses, methods, designs, applications, purchases of or experience with products made or sold by any of the Emerson Entities, or any secret or confidential product, apparatus or process manufactured, used, developed, acquired, or investigated by Consultant or by any of the Emerson Entities.

9.           Relationship of Parties. Consultant is an independent contractor and is not an employee or agent of Emerson or any of the other Emerson Entities. Consultant is not covered by or entitled to any benefits from Emerson or any of the other Emerson Entities (e.g. health, dental, medical, disability, or life insurance; pension, retirement, profit sharing, savings, incentive, or bonus plans; vacation days or vacation or severance pay) by virtue of this Contract; provided, however, that the foregoing shall not limit the rights and benefits to which Consultant is entitled pursuant to any other written agreements or retirement plans with Emerson.

10.         Non-Waiver of Rights. The failure to enforce any provision of this Contract or to require performance by the other party of any provision hereof shall not be construed as a waiver of such provision or to affect either the validity of this Contract or any part hereof or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Contract.

11.         Invalidity of Provisions. If any provision of this Contract is unenforceable under applicable law, that shall not affect the validity or enforceability of the remaining provisions. To the extent that any provision of this Contract is unenforceable as stated, that provision shall not be void but rather shall be modified to the extent required by applicable law to permit such provision to be enforced to the maximum extent permitted by applicable law.

12.         Equitable Remedy. Both Emerson and Consultant acknowledge that damages at law will not be adequate to compensate Emerson for a breach or threatened or anticipatory breach of this Contract by Consultant. Both parties agree and stipulate that Emerson, in addition to the legal remedies available, shall be entitled to any and all equitable remedies, including without limitation injunctive relief to prevent a breach or threatened or anticipatory breach by Consultant of any provision of this Contract.

13.         Governing Law. This Contract shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard to conflict of law principles. It is conclusively deemed that this Contract was entered into in the State of Missouri.

14.         Submission to Jurisdiction. Emerson and Consultant hereby agree that any legal action or proceeding with respect to this Contract shall be brought and determined in the federal or state courts located in the State of Missouri, and Emerson and Consultant hereby submit with regard to any such action or proceeding to the exclusive jurisdiction of such courts.

15.         Amendments. No modification, amendment, or waiver of any of the provisions of this Contract shall be effective unless in writing and signed by the parties.

16.         Notices. Any notice to be given by either party shall be in writing and shall be deemed to have been duly given if delivered or mailed, by certified or registered mail, postage prepaid, as follows:

To Emerson:
Emerson Electric Co.
8000 West Florissant Avenue
P. O. Box 4100
St. Louis, Missouri 63136
Attention: Sr. Vice President & General Counsel
To Consultant:
W. Wayne Withers
6 Somerset Down
Ladue, MO 63124

or to such other address as may have been furnished to the other party by written notice in accordance herewith.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed as of the day and year first above written.

EMERSON ELECTRIC CO.

BY:	/s/ David N. Farr
Chairman, Chief Executive Officer and President

CONSULTANT

/s/ W. Wayne Withers
W. Wayne Withers